Exhibit 99.1

CHAMPION REPORTS RESULTS FOR 3rd QUARTER
AND YEAR TO DATE 2010 AND RESTATEMENT

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced results for the third quarter of 2010 of a loss of $(571,000) or $(0.06) per share compared to a loss of $(307,000) or $(0.03) per share for the same period in 2009. The results were reflective of restructuring related charges of approximately $1.6 million, or $1.0 million after tax, or $0.10 per share on a basic and diluted basis. On a pro forma basis, adjusted for the restructuring charge, the Company would have reported net income of approximately $0.4 million or $0.04 per share on a basic and diluted basis for the three months ended July 31, 2010, compared to a pro forma loss of $(0.2) million or $(0.02) per share on a basic and diluted basis for the three months ended July 31, 2009.

Net loss for the nine months ended July 31, 2010 was $(450,000) or $(0.05) per share on a basic and diluted basis. This compares to a loss of $(646,000) or $(0.06) per share on a basic and diluted basis for the same period in 2009. On a pro forma basis, adjusted for the restructuring charge, the Company would have reported net income of approximately $0.6 million or $0.06 per share on a basic and diluted basis for the nine months ended July 31, 2010, compared to a pro forma loss of $(0.5) million or $(0.05) per share on a basic and diluted basis for the nine months ended July 31, 2009.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our year to date and third quarter income reflected a strong improvement over the prior year on a pro forma basis adjusting for the restructuring related charges. Our second quarter and year to date results were negatively impacted by costs related to the successful defense of a legal action and would have been even stronger without this event. Our third quarter was focused on continued implementation of our plant rationalization plan and a continued review of our operating cost structure.”

Revenues for the three months ended July 31, 2010 were $31.9 million compared to $34.4 million in the same period in 2009. This change represented a decrease in revenues of $2.5 million or 7.2%. Revenues for the nine months ended July 31, 2010 decreased to $98.0 million from $107.4 million in 2009. This change represented a decrease in revenues of $9.4 million or 8.7%. The printing segment experienced a sales decrease of $6.6 million or 9.8% while the office products and office furniture segment experienced a decrease of $2.1 million or 7.7% and the newspaper segment recorded a decrease of $0.6 million or 5.2% on a year to date basis. On a segment basis printing sales were down $1.8 million or 8.3%, office products and office furniture sales were down $383,000 or 4.2% and the newspaper sales were down $314,000 or 8.0% for the third quarter of 2010. Toney K. Adkins, President and Chief Operating Officer, noted, “Our third quarter continued to see pressure on our top line which reflected the continued fragile state of the economy in relation to our core businesses. Even with the revenue constraints we were able to record an improvement in operating income for the third quarter of 2010 over the prior year after adjusting for the restructuring charge. We continue to review alternatives to stabilize sales while planning for cost rationalization actions in light of the fragile economy.”

The 2009 results are reflective of a restatement of earnings associated with approximately $0.3 million per quarter of non-cash related adjustments reflected as deferred tax expense associated with deferred tax liability attributes related to goodwill, trade name and masthead of The Herald-Dispatch. This was recorded in the fourth quarter of 2009 and therefore the interim periods for 2009 have been restated accordingly to reflect such adjustment. In the three months ended January 31, 2010, the Company recorded as a component of other income a hedging arrangement of approximately $0.3 million or $0.2 million net of tax. The Company also recorded charges related to restructuring primarily associated with occupancy related costs and costs incurred to streamline production, personnel and other related costs as well as a charge for inventory related to these actions. The Company believes that additional costs will be incurred in the future to address the impact of the global economic crisis.

Mr. Reynolds concluded, “We are working on the cost side of the business but have also initiated actions to streamline sales territories in certain core markets. We are cognizant of the fragile state of the economy and are planning accordingly.”

At July 31, 2010 the Company had approximately $58.2 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $26.2 million since October 31, 2007 through utilization of our earnings, cash flow and working capital management. As a result of the Second Amendment to Credit Agreement entered into during the second quarter of 2010, the Company was able to achieve extensive covenant relief, including higher leverage ratios, lower fixed charge coverage ratios, lower EBITDA thresholds, EBITDA definition modifications, a reinstitution of LIBOR borrowings and a reduction in minimum revolving loan availability thresholds. The Company is also subject to various new covenants as further described and defined in the Second Amendment.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 25,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended		Nine months ended
	July 31, 2010	July 31, 2009 (Restated)	July 31, 2010	July 31, 2009 (Restated)
Total revenues	$31,889,000	$34,356,000	$98,016,000	$107,387,000

Net (loss)	$(571,000)	$(307,000)	$(450,000)	$(646,000)
Per share data:
Net (loss)
Basic	$(0.06)	$(0.03)	$(0.05)	$(0.06)
Diluted	$(0.06)	$(0.03)	$(0.05)	$(0.06)
Weighted average shares outstanding:
Basic	9,988,000	9,988,000	9,988,000	9,988,000
Diluted	9,988,000	9,988,000	9,988,000	9,988,000

The following table is a reconciliation of net income (loss) as reported to core net income (loss), which is defined as GAAP net income (loss) adjusted for restructuring charges. The Company believes that the restructuring charges require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the three and nine months ended July 31, 2010 and 2009 financial statements more useful to investors.

	Three Months Ended July 31,		Nine Months Ended July 31,
	2010	2009 Restated	2010	2009 Restated
Net (loss)	$(571,000)	$(307,000)	$(450,000)	$(646,000)
Restructuring Charge, net of tax	973,000	120,000	1,059,000	120,000
Core net income (loss)	$402,000	$(187,000)	$609,000	$(526,000)

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492